                                                                 Exhibit 99.5





















Nordstrom Direct, Inc.
401(k) Plan

Financial Statements for the
Years Ended December 31, 2002 and 2001,
and Independent Auditors' Report

NORDSTROM DIRECT, INC. 401(k) PLAN

TABLE OF CONTENTS
-----------------------------------------------------------------------------

                                                                         Page

INDEPENDENT AUDITORS' REPORT                                              1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
  DECEMBER 31, 2002 AND 2001:

  Statements of Net Assets Available for Benefits                         2

  Statements of Changes in Net Assets Available for Benefits              3

  Notes to Financial Statements                                          4-8

INDEPENDENT AUDITORS' REPORT

Nordstrom, Inc. Retirement Committee
Nordstrom Direct, Inc. 401(k) Plan
Seattle, Washington

We were engaged to audit the statements of net assets available for benefits of the Nordstrom Direct, Inc. 401(k) Plan (the "Plan") as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. The financial statements are the responsibility of the Plan's management.

As permitted by Section 2520.103-8 of the Department of Labor's ("DOL") Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 ("ERISA"), the Plan administrator instructed us not to perform, and we did not perform, any auditing procedures with respect to the information summarized in Note 3 to the financial statements, which was certified by Putnam Fiduciary Trust Company, the trustee of the Plan, except for comparing the information with the related information included in the financial statements. We have been informed by the Plan administrator that the trustee holds the Plan's investment assets and executes investment transactions. The Plan administrator has obtained certifications from the trustee that the information as of and for the years ended December 31, 2002 and 2001, provided to the Plan administrator by the trustee is complete and accurate.

As described in Note 2, these financial statements were prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, Nordstrom Direct, Inc., the Plan's sponsor, decided to terminate the Plan and merge the entire net assets of the Plan into the Nordstrom, Inc. Profit Sharing and 401(k) Plan effective December 31, 2002.

Because of the significance of the information that we did not audit, we are unable to, and do not, express an opinion on the accompanying financial statements taken as a whole. The form and content of the information included in the financial statements, other than that derived from the information certified by the trustee, have been audited by us in accordance with auditing standards generally accepted in the United States of America and, in our opinion, are presented in compliance with the DOL's Rules and Regulations for Reporting and Disclosure under ERISA.


/s/ Deloitte & Touche LLP
-------------------------
June 13, 2003

NORDSTROM DIRECT, INC. 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001
-----------------------------------------------------------------------------

                                                     2002            2001
ASSETS:
 Investments-at fair value                       $          -    $14,994,889
 Participant loans                                                   845,457
                                                 ------------    -----------
NET ASSETS AVAILABLE FOR BENEFITS                $          -    $15,840,346
                                                 ============    ===========

See notes to financial statements.

NORDSTROM DIRECT, INC. 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2002 AND 2001
-----------------------------------------------------------------------------

                                                     2002            2001
ADDITIONS:
 Employer contributions                          $    797,823    $   573,459
 Participant contributions                          2,280,569      1,984,609
 Transfer from Nordstrom, Inc. Profit Sharing
  and 401(k) Plan-net-investments                                  6,432,647
 Other                                                 74,186        152,053
                                                 ------------    -----------
    Total contributions                             3,152,578      9,142,768

 Investment income (loss):
  Interest and dividends                               71,008         71,263
  Net realized and unrealized depreciation
   in fair value of investments                    (1,862,942)      (896,917)
                                                 ------------    -----------
    Investment loss                                (1,791,934)      (825,654)
                                                 ------------    -----------
    Total additions                                 1,360,644      8,317,114

DEDUCTIONS:
 Benefit payments to participants                     936,511      1,146,028
 Administrative expenses                                6,911         15,671
 Transfer to Nordstrom, Inc. Profit Sharing and
  401(k) Plan-net-investments                      16,257,568
                                                 ------------    -----------
    Total deductions                               17,200,990      1,161,699
                                                 ------------    -----------
NET (DEDUCTIONS) ADDITIONS                        (15,840,346)     7,155,415

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of year                                 15,840,346      8,684,931
                                                 ------------    -----------
 End of year                                     $          -    $15,840,346
                                                 ============    ===========

See notes to financial statements.

NORDSTROM DIRECT, INC. 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
-----------------------------------------------------------------------------

1.  THE PLAN

Plan Termination-Effective December 31, 2002, the net assets available for benefits of the Nordstrom Direct, Inc. 401(k) Plan (the "Plan"), formerly the Nordstrom.com, Inc. 401(k) Plan, were merged into the Nordstrom, Inc. Profit Sharing and 401(k) Plan (the "Nordstrom, Inc. Plan") and the Plan was terminated.

General-The following description of the Plan provides only general information of the Plan as it was operated through its termination on December 31, 2002. Participants should refer to the Plan document for a more complete description of the Plan's provisions. The Plan is a defined contribution 401(k) plan established by Nordstrom Direct, Inc. (the "Company," the "Plan sponsor," or the "employer") effective January 1, 2000, and subject to the provisions of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974.

Eligibility-All employees of the Company are eligible to participate in the Plan on the first day of the month coinciding with or following their employment date. Eligibility is not subject to a service hour requirement, and participants are eligible to receive employer contributions on the anniversary date of the Plan subject to their being employed on December 31.

Contributions-Participants may elect to defer 1% to 15% of eligible compensation, as defined in the Plan, on a pretax basis. The Company's contribution consists of a match of 50% of the participants' voluntary contributions up to 8% of the participants' payroll calendar year compensation, subject to regulatory limitations, regardless of the number of hours worked during the year. The Company contribution is made on December 31 of each Plan year and an employee must be employed on December 31 to be eligible to receive the Company contribution.

As a result of the Economic Growth and Tax Relief Reconciliation Act of 2001, the Plan now offers an additional catch-up contribution for participants who will be at least 50 years of age by the end of 2006. The maximum catch-up contribution is $1,000 for 2002 and will continue to grow by $1,000 increments until 2006. The Plan now accepts rollovers of funds from other qualified plans.

Description of Investments-Participants enrolled in the Plan are able to direct their investments (including Company matching contributions) among the following funds:

a. Nordstrom, Inc. common stock-Shares of common stock of Nordstrom, Inc., the parent company of the Plan sponsor. Invested amounts consist solely of assets transferred from the Nordstrom, Inc. Plan to the Company.
Participants may not direct their new contributions to the Plan to Nordstrom, Inc. common stock.

b. Putnam Money Market Fund-This fund invests in high quality money market instruments and guaranteed investment contracts issued by insurance companies, banks, and other financial institutions. The fund offers stability while seeking a competitive rate of return.

c. Putnam Vista Fund-This fund seeks capital appreciation by investing mainly in a variety of stocks that have the potential for above-average growth, including those of widely traded larger companies; smaller, less well-known companies; and, currently, mostly mid-size firms.

d. Putnam Investors Fund-This fund seeks long-term growth of capital by investing mainly in stock of blue-chip companies, which are large, well-established companies, selected from a broad range of industries. The fund targets companies that are enjoying rising sales and profits and that have dominant positions within their industries. This fund was available through the Plan until July 1, 2002.

e. PIMCO RCM Large-Cap Growth Fund-This fund seeks long-term capital appreciation by investing in 45-85 equity securities of U.S. companies with market capitalizations of at least $3 billion at the time of investment. This fund became available through the Plan on July 1, 2002.

f. EuroPacific Growth Fund-This fund invests in stocks of companies located outside the United States, primarily in Europe and the Pacific Basin. The companies range from small firms to multinational corporations located in major foreign markets. This is a high-risk investment with the potential for high returns and long-term growth.

g. Putnam S&P 500 Index Fund-This fund is for investors seeking a return, before the assessment of fees, that closely approximates the return of the S&P 500 Index, which is an indicator of U.S. stock performance.

h. Putnam Fund for Growth and Income-This fund seeks capital growth and current income by investing mainly in attractively priced stocks of mature companies that offer long-term growth potential while also providing income.

i. George Putnam Fund of Boston-This fund seeks a balance of capital growth and current income by investing in a well-diversified portfolio composed mostly of stock and corporate and U.S. government bonds.

j. PIMCO Total Return Fund-This fund seeks maximum current income and price appreciation consistent with preservation of capital and prudent investment management. The fund targets intermediate-maturity fixed income securities from all major sectors of the bond market.

k. Putnam Stable Value Fund-This fund invests in guaranteed investment contracts issued by insurance companies and other types of bank investment contracts.

l. Neuberger Berman Genesis Trust-This fund invests mainly in common stocks of small-capitalization companies, which it defines as those with a total market value of no more than $1.5 billion at the time the fund first invests in them.

m. CFSB Direct Account (formerly DLJ Direct Brokerage Gateway Account)-This investment alternative allows participants to purchase and sell equities with assets funded from their retirement plan accounts. A participant is not permitted to make direct contributions to his or her CFSB Direct Account. Participants should refer to the Plan documents for specific terms and restrictions.

Participation in Investment Activity-Individual accounts are credited with a pro rata share of investment income (loss) experienced by the respective Plan funds into which they have directed their account balances.

Vesting in the Plan-Employer contributions are 100% vested on the anniversary date of the Plan. On termination of employment for reasons other than retirement, disability, or death, participants retain the Company's matching contributions if they are employed at December 31. All participants' contributions are fully vested at all times.

Method of Payment-On termination of service due to death, disability, or retirement, a participant may elect to receive a lump-sum amount equal to the value of his or her account balance, transfer his or her balance into another qualified 401(k) plan or IRA, or combine the two options. For termination of service due to other reasons, a participant will receive the value of the vested interest in his or her account as a lump-sum distribution. When an active participant reaches age 60 and continues to work for the Company, the participant is eligible to receive a partial or full distribution of his or her retirement benefits.

Participant Loans-Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balances. Loan terms are a maximum of 60 months or up to 20 years for the purchase of the principal residence of a participant. The loans are secured by the balance in the participant's account and bear fixed interest rates commensurate with prevailing rates but not less than 1% over the then current prime rate at the employer's principal bank. Interest rates for participant loans outstanding range from 5.25% to 10.50%. Principal and interest are paid bimonthly through payroll deductions. A participant may have no more than two loans outstanding at any one time, only one of which may be for the purchase of a principal residence.

Trustee and Administrator of the Plan-The trustee of the Plan is Putnam Fiduciary Trust Company.

The Plan is administered by the Nordstrom, Inc. Retirement Committee, which comprises Mary D. Amundson, Jammie Baugh, D. Wayne Gittinger, Michael G. Koppel, Bruce A. Nordstrom, Llynn (Len) A. Kuntz, and Delena M. Sunday.

Administrative services were provided to the Plan by Putnam Fiduciary Trust Company.

2.  SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation-The Plan prepares its financial statements using a modified cash basis, and as such there are no employer accounts receivable recorded.

Use of Estimates-The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Payment of Benefits-Benefits are recorded when paid.

Benefits Payable-As of December 31, 2002 and 2001, no benefits were due to participants who had withdrawn from participation in the Plan.

Valuation of Investments and Income Recognition-The Plan's equity and mutual fund investments are stated at fair value. The fair value of the Plan's equity and mutual fund investments is based on quoted market values as of the last business day of the Plan year. The Plan's common/collective investment funds are valued at contract value as they are fully benefit responsive. Participant loans are recorded at their outstanding balances, which approximate fair value. Purchases and sales of securities are recorded on a trade-date basis. Net unrealized gains and losses are calculated as the net change in fair value of investments from the beginning of the Plan year or purchase date (whichever is later) to the end of the Plan year. Realized and unrealized gains and losses are combined and reported as net appreciation or depreciation in the fair value of investments. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

3.  INVESTMENTS

All investment information disclosed in the accompanying financial statements, including investments held at December 31, 2002 and 2001, and net appreciation in fair value of investments, interest, dividends, and investment management fees for the years ended December 31, 2002 and 2001, were obtained or derived from information supplied to the Plan administrator and certified as complete and accurate by the trustee, Putnam Fiduciary Trust Company.

The following table presents the fair value of investments that represent 5% or more of the Plan's net assets at December 31, 2002 and 2001:

                                                      2002             2001
    George Putnam Fund of Boston                $          -       $7,509,164
    Putnam Fund for Growth and Income                               1,459,707
    Putnam Vista Fund                                               1,438,725
    EuroPacific Growth Fund                                         1,370,021
    Putnam Stable Value Fund                                        1,115,623

The 2002 ending balances are $-0- because all Plan assets were transferred to the Nordstrom, Inc. Plan effective December 31, 2002, at which date the Plan was terminated.

During 2002 and 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

                                                      2002             2001
    Mutual funds                                $  (1,658,313)  $   (944,180)
    Nordstrom, Inc. common stock                      (18,712)        63,065
    Brokerage assets                                    1,898        (14,609)
    Common/collective trust                          (187,815)        (1,193)
                                                -------------   -------------
                                                $  (1,862,942)  $   (896,917)
                                                =============   =============

4.  TRANSFERS

Certain employees of the Company are former employees of Nordstrom, Inc. Transfers from the Nordstrom, Inc. Plan in 2002 and 2001 represent account balances, including earnings and losses, of all affected participants who transferred from Nordstrom, Inc. to Nordstrom Direct, Inc. Included in the transfer of assets is common stock of Nordstrom, Inc.

The Plan terminated on December 31, 2002, and the net assets were transferred on this date to the Nordstrom, Inc. Plan. Transfers from the Plan represent account balances, including earnings and losses, of all participants. Included in the transfer of assets is common stock of Nordstrom, Inc.

5.  RELATED PARTY TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by Putnam Fiduciary Trust Company. Putnam Fiduciary Trust Company is the trustee as defined by the Plan; therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for investment management services amounted to $6,911 and $15,671 for the years ended December 31, 2002 and 2001, respectively.

The transfer of account balances to and from the Nordstrom, Inc. Plan to the Plan represents a party-in-interest transaction, as Nordstrom, Inc. is the parent company of the Company.

6.  TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated July 13, 2001, that the Plan under its present form meets the requirements of Section 401(a) of the Internal Revenue Code and is exempt from federal income taxes.

                                 * * * * * *